Exhibit 99



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NEWS RELEASE                                       FOR IMMEDIATE RELEASE
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                ZENITH TO CUT U.S. WORKFORCE BY 25 PERCENT


   GLENVIEW, ILL. Dec. 18, 1996 -- In a major restructuring designed to help accelerate the company's return to profitability and conserve cash, Zenith Electronics Corporation (NYSE:ZE) is cutting its U.S. workforce by more than 25 percent.
   Peter S. Willmott, who was elected president and CEO last month, announced today that Zenith plans to eliminate about 375 salaried positions, reducing its U.S. salaried workforce to fewer than 1,500 positions. In addition, Zenith plans in 1997 to cut about 800 hourly positions (largely through attrition) at its Melrose Park, ILL., color picture tube plant as new automated processes improve productivity. This will reduce Zenith's total U.S. hourly workforce to about 2,000 positions.
   "Our fixed costs are simply too high for a company with sales at our levels and reporting such huge losses," Willmott said in a letter to employees. He called these actions "a necessary step in Zenith's turnaround process."
   The employment reductions are expected to reduce expenses by approximately $20 million in 1997, and will require a fourth-quarter restructuring charge of approximately $25 million. In October, Zenith reported net losses of $109 million for the first nine months of 1996.
The company is in discussions with its lenders and expects to amend certain financial covenants in its lending agreement.
  Zenith Electronics Corporation, based in Glenview, ILL., is a leader in consumer electronics and network systems technologies. Zenith's largest shareholder is LG Electronics Inc., which owns 55 percent of the company's outstanding shares.
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CONTACT:  John Taylor (847) 391-8181